Exhibit 99.1

AmeriCredit Announces Plan to Redeem All Outstanding 9 7/8% Senior Notes Due April 2006

   FORT WORTH, Texas--(BUSINESS WIRE)--March 15, 2004--AmeriCredit Corp. (NYSE:ACF) today announced its plans to redeem at 102.469% all outstanding 9 7/8% Senior Notes due 2006 on April 15, 2004. The aggregate redemption price, including principal and accrued interest, is expected to be approximately $178 million. In that regard, AmeriCredit has notified J.P. Morgan Trust Company, National Association, trustee for the holders of AmeriCredit's 9 7/8% Senior Notes due 2006. A notice of redemption will be mailed by the trustee to the registered holders of the Notes. The CUSIP number for the Notes is 03060RAG36.
   After redeeming the notes, the Company will have approximately
$168 million of 9.25% Senior Notes due in 2009 and $200 million of 1.75% convertible notes due in 2023.
   AmeriCredit Corp. is a leading independent middle-market auto finance company. Using its branch network and strategic alliances with auto groups and banks, the Company purchases retail installment contracts entered into by auto dealers with consumers who are typically unable to obtain financing from traditional sources. AmeriCredit has more than one million customers and approximately $13 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.


    CONTACT: AmeriCredit Corp., Fort Worth
             Investor Relations
             Kim Pulliam, 817-302-7009
             or
             Jason Landkamer, 817-302-7811
             or
             Media Relations
             John Hoffmann, 817-302-7627